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                                                                   EXHIBIT 10.11


                             DISTRIBUTION AGREEMENT

       This Distribution Agreement, dated as of March 21, 1998 (this "Agreement"), is entered into by and between Collegiate Pacific Inc., a Pennsylvania corporation ("CPI" or "Distributor"), and Pro Gym Equipment, Inc., a _______ corporation ("Seller").

                                   BACKGROUND

       Seller is in the business of manufacturing and distributing weight lifting and exercise equipment and other recreational and sporting goods (all such equipment and sporting goods, along with all component parts and related accessories, manufactured by Seller are collectively referred to herein as "Pro Gym Equipment").

       CPI is in the business of distributing sporting goods and related equipment. From time to time, CPI will request that Seller modify some of its Pro Gym Equipment for distribution to CPI's customers (all such Pro Gym Equipment that is modified by Seller at the request of CPI and manufactured by Seller is collectively referred to herein as the "Modified Pro Gym Equipment").

       Seller desires Distributor to be the exclusive distributor of all Modified Pro Gym Equipment and New Pro Gym Equipment manufactured by Seller on the terms and subject to the conditions set forth in this Agreement, and Distributor desires to distribute the Modified Pro Gym Equipment and New Pro Gym Equipment manufactured by Seller on the terms and subject to the conditions set forth in this Agreement.

       Therefore, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which all parties mutually acknowledge, Seller and Distributor hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

       Section 1.1 The term "Affiliate" shall mean, with respect to each of the parties, any other person or party which at the relevant time, directly or indirectly, controls, is controlled by, or is under common control with such party. The term "Control" as used with respect to any person or party means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or party, whether through the ownership of voting securities, by contract, or otherwise.

       Section 1.2   The term "Agreement" shall mean this Distribution
Agreement.

       Section 1.3 The term "Modified Pro Gym Equipment" shall mean all Pro Gym Equipment that is manufactured by Seller with those certain modifications as requested by CPI.

       Section 1.4 The term "New Pro Gym Equipment" shall mean all Pro Gym Equipment products that are designed and developed after the date of this Agreement and manufactured by Seller.

       Section 1.5 The term "Non-Exclusive House Accounts" shall mean those certain geographic areas set forth on Exhibit A to this Agreement.

       Section 1.6 The term "Pro Gym Equipment" shall mean all weight lifting and exercise equipment and other recreational and sporting goods, along with all component parts and related accessories, manufactured by Seller.
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       Section 1.7   The term "Territory" shall mean the world.

                                   ARTICLE II
                           APPOINTMENT OF DISTRIBUTOR

       Section 2.1 Appointment of CPI as Exclusive Distributor. Seller hereby appoints CPI as the exclusive marketer, seller, distributor, and sales representative for all sales in the Territory (except for sales in the Non-Exclusive House Accounts) of Seller's Modified Pro Gym Equipment and New Pro Gym Equipment.

       Section 2.2 Consideration. In consideration for being appointed the exclusive distributor of Seller's Modified Pro Gym Equipment and New Pro Gym Equipment, Distributor agrees to market and sell such Modified Pro Gym Equipment and New Pro Gym Equipment in accordance with its ordinary course and past business practices.

                                  ARTICLE III
                                      TERM

       Section 3.1 Term. The term of this Agreement will commence on the date hereof and continue for a period to end on the fifth (5th) anniversary of the date of this Agreement. This Agreement may be renewed prior to its termination upon the mutual written consent of Seller and Distributor.

                                   ARTICLE IV
                              OPERATING PROCEDURES

       Section 4.1 Purchase Commitments. Distributor will order from Seller, and Seller agrees to manufacture for Distributor, an amount of Modified Pro Gym Equipment and New Pro Gym Equipment as required by Distributor in its sole discretion.

       Section 4.2 Cost of Equipment. During the first year of this Agreement, the per unit cost of all Modified Pro Gym Equipment to be charged to Distributor will be an amount not to exceed the per unit prices set forth on Exhibit B. On or prior to the forty-fifth (45th) day prior to each anniversary of this Agreement, Seller will submit to Distributor a written statement outlining the manufacturing cost increases or decreases, if any, in producing Pro Gym Equipment and Modified Pro Gym Equipment and the corresponding per unit sales price increase or decrease, if any, for each piece of Pro Gym Equipment and Modified Pro Gym Equipment, respectively, which price will govern this Agreement for the ensuing twelve (12) month period. Notwithstanding anything in the foregoing to the contrary, each party agrees to use good faith efforts to resolve any disputes regarding any price increases or decreases in existing products or in the establishment of prices for New Pro Gym Equipment and Modified Pro Gym Equipment developed and manufactured by Seller. After the per unit price of New Pro Gym Equipment is established by Seller and Distributor, the price of such New Pro Gym Equipment shall remain the same until modified in accordance with this Section 4.2.

       Section 4.3 Purchase Orders; Invoices. Purchase orders and invoices will be submitted and paid in a timely manner that is consistent with each party's ordinary course of business and past business practice.

       Section 4.4 Seller as Exclusive Manufacturer of Pro Gym Equipment. During the term of this Agreement, Seller agrees to use all commercially reasonable efforts to maintain its exclusive rights to manufacture all Pro Gym Equipment products, and will not sell or otherwise license such right to any third party without the prior written consent of Distributor.

       Section 4.5 Failure of Seller to Deliver Equipment. At any time during the term of this Agreement, if Seller fails to deliver any Pro Gym Equipment, Modified Pro Gym Equipment or New Pro Gym Equipment ordered by CPI for any reason whatsoever, including, without limitation, the bankruptcy or insolvency of Seller, force majeure, fire, breakdown of machinery, delay in supply and/or transit of materials, labor disturbance, or any other reason, then, in such event, CPI shall have the right to acquire replacement products from any third party as CPI may require to meet its needs.

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       Section 4.6   Covenant of Seller.  Promptly upon execution of this
Agreement, Seller agrees to submit a "GSA" letter to all appropriate governmental agencies or offices which identifies CPI as an approved government supplier of products manufactured by Seller.

                                   ARTICLE V
      OPTION TO APPOINT CPI AS EXCLUSIVE DISTRIBUTOR FOR PRO GYM EQUIPMENT

       Section 5.1 Mutual Option to Appoint CPI as Exclusive Distributor for Pro Gym Equipment. At any time during the term of this Agreement, Seller and CPI may mutually agree (the "Agreed Option") to make CPI the exclusive and perpetual distributor of all Pro Gym Equipment. The Agreed Option shall commence on the date of this Agreement and continue throughout the term of this Agreement.

       Section 5.2 Exercise of Agreed Option. If Seller and CPI both elect to exercise the Agreed Option, then Seller and CPI shall promptly enter into a new Distribution Agreement for the exclusive and perpetual distribution of all Pro Gym Equipment by CPI, which agreement will contain similar terms and provisions as this Agreement.

       Section 5.3 Consideration. Seller and CPI hereby agree that the consideration to be paid to Seller in the event that the Agreed Option is exercised and a new distribution agreement for all Pro Gym Equipment is executed by Seller and CPI shall be $100,000, which will be payable either (a) in cash or (b) by a number of shares of CPI common stock with a fair market value equal to $100,000. The form of consideration for the new distribution agreement for Pro Gym Equipment shall be determined by CPI in its sole discretion. If CPI determines to issue Seller stock, Seller agrees to provide CPI with such representations and other information as may be required to ensure that such stock issuance is exempt from registration under federal or any applicable state securities laws.

                                   ARTICLE VI
                                 MISCELLANEOUS

       Section 6.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

       Section 6.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties related to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

       Section 6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

       Section 6.4 Assignment. No party may assign or otherwise transfer any of its rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other parties, which consent shall not be unreasonably withheld. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect. Notwithstanding the foregoing, Distributor may assign this Agreement to an Affiliate without Seller's prior written consent.

       Section 6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       Section 6.6 Notices. All notices, demands, requests, and other communications to be given or made under this Agreement shall be in writing and shall be (a) personally delivered with signed receipt obtained acknowledging delivery; (b) transmitted by postage prepaid registered mail, return receipt requested (air mail if
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international); (c) transmitted by telex or facsimile, subject to confirmation of receipt by the addressee; or (d) sent by overnight express mail, to the parties at the addresses set forth on the signature page. Any notice, demand, request, or other communication shall be effective only if and when it is received by the addressee.

       SECTION 6.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO ANY CONFLICTS-OF-LAW RULES OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

       Section 6.8 Amendments and Wavier. This Agreement may be amended, modified, superseded, or canceled and any of its terms, covenants, representations, warranties, undertakings, or conditions may be waived only by an instrument in writing signed by (or by some person duly authorized by) all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

       Section 6.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

       SECTION 6.10 ARBITRATION. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, THE PARTIES AGREE THAT ANY CLAIMS, INCLUDING ANY STATUTORY CLAIMS, ARISING OUT OF OR RELATING TO THIS AGREEMENT WILL BE SUBJECT TO BINDING ARBITRATION CONDUCTED BY AND IN ACCORDANCE WITH THE RULES OF AN INDEPENDENT, NATIONALLY-RECOGNIZED DISPUTE RESOLUTION ORGANIZATION SELECTED BY CPI. THE ARBITRATION PROCEEDING WILL BE CONDUCTED IN DALLAS, TEXAS. NO PARTY WILL BE LIABLE TO THE OTHER FOR PUNITIVE DAMAGES FOR ANY SUCH CLAIMS AND EACH HEREBY WAIVES ANY CLAIMS FOR SUCH DAMAGES.

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       IN WITNESS WHEREOF, the parties have hereunto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                   COLLEGIATE PACIFIC INC.,
                                   a Pennsylvania corporation


                                   By: /s/ MICHAEL J. BLUMENFELD
                                      ------------------------------------
                                   Name:  Michael J. Blumenfeld
                                   Title: President
                                   Address: 13950 Senlac, Suite 200
                                            Farmers Branch, Texas  75235


                                   PRO GYM EQUIPMENT INC.,
                                   a _________ corporation


                                   By: /s/ GREG MACH
                                      ------------------------------------
                                   Name:  Greg Mach
                                   Title: President
                                   Address:
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